Exhibit 99.1

Walker & Dunlop Reports 10% Increase In

Net Income to  $38 Million

Adjusted EBITDA Grows 30% to a  Record $58 Million

THIRD QUARTER 2018 HIGHLIGHTS

•	Total transaction volume of $7.7 billion
•	Total revenues of $184.7 million
•	Net income of $37.7 million, or $1.17 per diluted share
•	Adjusted EBITDA[1] of $58.3 million
•	Servicing portfolio of $80.6 billion at September 30, 2018
•	Assets under management of $1.1 billion at September 30, 2018
•	Declared $0.25 per share dividend for the fourth quarter 2018

YEAR-TO-DATE 2018 HIGHLIGHTS

•	Total transaction volume of $18.7 billion
•	Total revenues of $510.3 million
•	Net income of $115.7 million, or $3.60 per diluted share
•	Adjusted EBITDA of $160.4 million

Bethesda, MD – October 31, 2018 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported third quarter 2018 net income of $37.7 million, or $1.17 per diluted share, an increase of 10% over the third quarter 2017.  Total revenues were $184.7 million, an increase of 3%,  generating adjusted EBITDA of $58.3 million, an increase of 30% and a quarterly record. The Company ended the third quarter with cash and short-term cash investments of $244.3 million and declared a $0.25 per share dividend for the fourth quarter 2018.

“Q3 represents the third strongest transaction volume in our history and another quarter of continued execution of our strategic growth initiatives,” commented Chairman and CEO, Willy Walker. “Total transaction volume of $8 billion drove $1.17 of diluted earnings per share and record adjusted EBITDA of $58 million. Our servicing portfolio continues to grow, crossing $80 billion in the third quarter and driving dramatic growth in servicing fees and escrow earnings, which increased a combined 24% from Q3’17. We have added 16 bankers and brokers to Walker & Dunlop in 2018, bringing our total to over 160, ahead of schedule on our 10% annual growth objective. We remain focused on growing our transaction volumes, raising capital we control to meet our clients’ financing needs, and adding valuable servicing rights to our $80 billion portfolio.”

Mr. Walker continued, “Walker & Dunlop recently ranked on Fortune magazine’s list of 100 Fastest Growing Companies for the second consecutive year based on three-year growth rates in revenues, earnings per share, and total shareholder return. We have been able to achieve this sustained financial performance by remaining focused on our long-term strategic objective of generating $1 billion in annual revenues by the end of 2020. To achieve that goal, we need to take debt financing volume from $25 billion in 2017 to $30 to $35 billion in 2020, investment sales volume from $3 billion in 2017 to $8 to $10 billion in 2020, our servicing portfolio from $70 billion in 2017 to over $100 billion in 2020, and assets under management from under $500 million in 2017 to $8 to $10 billion in 2020. The growth in our investment sales and debt brokerage volumes in 2018, the acquisition of a registered investment advisor in Q2 bringing total assets under management to over $1 billion at the end of Q3, and the growth in our servicing portfolio to over $80 billion, have us well on our way to achieving Vision 2020 and driving Walker & Dunlop closer and closer to our mission of being the premier commercial real estate financial services company in the United States.”

Third Quarter 2018 Earnings Release

THIRD QUARTER 2018 OPERATING RESULTS

TRANSACTION VOLUMES
(dollars in thousands)	Q3 2018	Q3 2017	$ Variance	% Variance
Fannie Mae	$1,697,165	$1,389,451	$307,714	22%
Freddie Mac	2,225,089	4,040,985	(1,815,896)	(45)
Ginnie Mae - HUD	197,428	263,714	(66,286)	(25)
Brokered	2,464,244	1,893,047	571,197	30
Interim Loans	185,765	26,375	159,390	604
Loan origination volume	$6,769,691	$7,613,572	$(843,881)	(11)%
Investment sales volume	882,100	935,960	(53,860)	(6)
Total transaction volume	$7,651,791	$8,549,532	$(897,741)	(11)%

Discussion of Results:

•

We continue to see strong demand for debt financing due to the strength of the commercial real estate and multifamily markets, positive macroeconomic fundamentals, a relatively low interest rate environment, and robust demand for rental properties.

•

Our loan origination volume for the third quarter 2017 included a $1.9 billion transaction with Freddie Mac, the largest in the Company’s history. We did not have any such large transactions in the third quarter 2018.

•

Overall volumes with Fannie Mae and Freddie Mac, excluding the large 2017 transaction, increased due to continued strength in the multifamily financing market and the growth in the number of mortgage bankers and brokers on our platform.

•	The investments we have made in our Capital Markets team over the past several years helped increase our brokered volume 30% to a quarterly record of $2.5 billion.
•

We originated $185.8 million of interim loans during the third quarter 2018, with three loans totaling $73.6 million for our balance sheet and the remainder for our Interim Loan JV as we saw more opportunities to meet the financing needs of strong sponsors despite the competitive market for transitional lending.

MANAGED PORTFOLIO
(dollars in thousands)	Q3 2018	Q3 2017	$ Variance	% Variance
Fannie Mae	$34,737,863	$30,005,596	$4,732,267	16%
Freddie Mac	29,084,202	25,930,819	3,153,383	12
Ginnie Mae - HUD	9,775,743	8,878,899	896,844	10
Brokered	6,823,286	5,170,479	1,652,807	32
Interim Loans	134,592	152,764	(18,172)	(12)
Total servicing portfolio	$80,555,686	$70,138,557	$10,417,129	15%
Assets under management	1,060,543	146,125	914,418	626
Total Managed Portfolio	$81,616,229	$70,284,682	$11,331,547	16%
Weighted-average servicing fee rate (basis points)	25.0	25.7
Weighted-average remaining term in the servicing portfolio (years)	9.8	9.9

Discussion of Results:

•

During the third quarter 2018, we added $2.7 billion of net loans to our servicing portfolio, the majority of which were Fannie Mae and Freddie Mac loans, and over the past twelve months, we added $10.4 billion of net loans to our servicing portfolio.

•

Our servicing portfolio has experienced strong growth over the past year due to our significant loan origination volumes and relatively few payoffs. During the past 12 months, we have originated $23.8 billion of loans, $15.4 billion of which were Agency loans.

Third Quarter 2018 Earnings Release

•

The decrease in the weighted-average servicing fee is the result of the net addition of $5.7 billion of Freddie Mac, HUD, and brokered loans serviced compared to a net increase of only $4.7 billion of Fannie Mae loans serviced during the past 12 months.  Additionally, the weighted average servicing fee on our Fannie Mae originations has declined over the past 12 months generally due to increased competition for new loans, resulting in tighter credit spreads.  Fannie Mae loans have the highest servicing fees of all the loan types we service because we share in the risk of loss.

•	Just over $4.0 billion of Agency loans in our servicing portfolio are scheduled to mature over the next two years.
•	Net mortgage servicing rights (“MSRs”) from loan originations during the quarter increased $8.3 million. Over the past 12 months, net MSR additions from loan originations were $49.7 million.
•	The MSRs associated with the servicing portfolio had a fair value of $857.0 million as of September 30, 2018.
•

Assets under management topped $1.0 billion for the first time during the third quarter 2018. Assets under management as of September 30, 2018 consisted of $837.8 million of loans and assets JCR Capital manages and $222.7 million of loans we manage for our interim lending joint venture.

•	JCR closed its fourth fund, an approximately $300 million closed-end fund targeting value-add lending, during October 2018.

REVENUES
(dollars in thousands)	Q3 2018	Q3 2017	$ Variance	% Variance
Loan origination fees	$59,594	$60,523	$(929)	(2)%
Gains attributable to MSRs	39,576	50,781	(11,205)	(22)
Gains from mortgage banking activities	99,170	111,304	(12,134)	(11)
Servicing fees	50,781	44,900	5,881	13
Net warehouse interest income, LHFS	2,295	3,487	(1,192)	(34)
Net warehouse interest income, LHFI	1,585	1,871	(286)	(15)
Escrow earnings and other interest income	11,938	5,804	6,134	106
Investment sales broker fees	5,901	5,812	89	2
Other revenues	12,987	6,558	6,429	98
Total revenues	$184,657	$179,736	$4,921	3%
Key revenue metrics (as a percentage of loan origination volume):
Origination related fees	0.88%	0.79%
Gains attributable to MSRs	0.58	0.67
Gains attributable to MSRs - Agency loans[2]	0.96	0.89

Discussion of Results:

•	The decrease in gains attributable to MSRs is primarily the result of a year-over-year decrease in the weighted-average service fee on new Fannie Mae loan originations.
•	The $10.4 billion increase in the servicing portfolio over the past 12 months was the principal driver of the growth in servicing fees year over year.
•

The decrease in net warehouse interest income from loans held for sale was due to a significantly lower net interest margin year over year combined with a decrease in the average balance of loans held for sale. The decrease in the net interest margin is related to a substantial year-over-year increase in the short-term rates at which we borrow with a much smaller increase in the long-term interest rates on the loans we fund through those borrowings, resulting from the flattening of the yield curve and the tightening of credit spreads year over year.

•

Escrow earnings benefitted from an increase in the average balance of escrow accounts outstanding from the third quarter 2017 to the third quarter 2018. Additionally, the average placement fee on our escrow accounts has increased significantly over the past year as short-term interest rates have increased.

Third Quarter 2018 Earnings Release

•	The increase in other revenues was principally due to an increase in investment management fees due to the acquisition of JCR Capital in the second quarter 2018.

EXPENSES
(dollars in thousands)	Q3 2018	Q3 2017	$ Variance	% Variance
Personnel	$79,776	$78,469	$1,307	2%
Amortization and depreciation	36,739	32,343	4,396	14
Provision for credit losses	519	9	510	5,667
Interest expense on corporate debt	2,429	2,555	(126)	(5)
Other operating expenses	14,535	11,664	2,871	25
Total expenses	$133,998	$125,040	$8,958	7%
Key expense metrics (as a percentage of total revenues):
Personnel expenses	43%	44%
Other operating expenses	8	6

Discussion of Results:

•	Personnel expense increased primarily due to the increase in headcount year over year, mostly offset by declines in variable compensation.
•

Amortization and depreciation costs increased due to the growth of the average balance of MSRs outstanding year over year. Over the past 12 months, we have added $59.3 million of MSRs, net of amortization and write offs due to prepayment.

•

The increase in other operating expenses stems primarily from increased (i) office and travel costs due to an increase in our average headcount year over year, (ii) legal expenses in connection with our acquisition of JCR Capital, and (iii) recruiting fees due to increased hiring.

KEY PERFORMANCE METRICS
(dollars in thousands, except per share amounts)	Q3 2018	Q3 2017	$ Variance	% Variance
Walker & Dunlop net income	$37,716	$34,378	$3,338	10%
Adjusted EBITDA	58,323	45,000	13,323	30
Diluted EPS	$1.17	$1.06	$0.11	10%
Operating margin	27%	30%
Return on equity	17	20

Discussion of Results:

•

The increase in net income is largely attributable to a  35% decrease in income tax expense. Income tax expense was $12.9 million for the third quarter 2018 compared to $20.0 million during the same quarter last year. The decrease in income tax expense was largely related to the enactment of the Tax Cuts and Jobs Act (“tax reform”) in December 2017. Tax reform significantly reduced the statutory Federal income tax rate from 35% to 21% in 2018. The reduction in the statutory tax rate led to a decrease in our estimated annual effective tax rate from 38.2% for the third quarter of 2017 to 26.2% for the third quarter 2018. Additionally, excess tax benefits increased from $0.3 million in the prior-year third quarter to $0.9 million for the current-year third quarter. The increase in the excess tax benefits was driven primarily by an increase in the number of options exercised, partially offset by the decrease in the Federal statutory tax rate. After applying the estimated annual effective tax rate to income from operations and then reducing income tax expense by excess tax benefits, the resulting effective tax rate for the third quarter 2018 was 25.5% compared to 36.5% for the third quarter 2017.

•

The increase in adjusted EBITDA was primarily driven by the increases in servicing fees,  escrow earnings and other interest income, and other revenues, partially offset by an increase in other operating expenses and a  decrease in net warehouse interest income.

•	The decrease in operating margin was primarily driven by the aforementioned increases in amortization and depreciation and other operating expenses.

Third Quarter 2018 Earnings Release

KEY CREDIT METRICS
(dollars in thousands)	Q3 2018	Q3 2017	$ Variance	% Variance
At risk servicing portfolio[3]	$31,152,864	$26,556,339	$4,596,525	17%
Maximum exposure to at risk portfolio[4]	6,406,925	5,420,386	986,539	18
60+ day delinquencies within at risk portfolio[5]	$11,103	$5,962	$5,141	86%
Key credit metrics (as a percentage of the at risk portfolio):
60+ day delinquencies	0.04%	0.02%
Allowance for risk-sharing	0.01	0.01
Key credit metrics (as a percentage of maximum exposure):
Allowance for risk-sharing	0.07%	0.07%
Allowance for risk-sharing and guaranty obligation	0.77	0.78

Discussion of Results:

•

Our at risk servicing portfolio, which is comprised of loans subject to a defined risk-sharing formula, increased due to the significant level of Fannie Mae loan origination volume during the past 12 months.  There was one loan 60+ days delinquent and  an additional loan that had defaulted in our at risk servicing portfolio at September 30, 2018.

•

The on-balance sheet interim-loan portfolio, which is comprised of loans for which the Company has full risk of loss, was $204.6 million at September 30, 2018 compared to $152.8 million at September 30, 2017.  The portfolio at September 30, 2018 consisted of $134.5 million of loans held entirely by the Company and $70.1 million of loans whose credit risk the Company transferred. The Company was required to continue to report the transferred loans on its balance sheet as of September 30, 2018 as the transfer was not considered a loan sale under US GAAP. All of the Company’s interim loans are current and performing at September 30, 2018. The interim loan joint venture holds $222.7  million of loans as of September 30, 2018.

YEAR-TO-DATE 2018 OPERATING RESULTS

Total transaction volume for the nine months ended September 30, 2018 was $18.7 billion, a 5% decrease from the same period last year.

Total revenues for the nine months ended September 30, 2018 were $510.3 million compared to $504.7 million for the same period last year, a 1% increase. The change in total revenues was largely driven by (i) a  14% increase in servicing fees related to an increase in our average servicing portfolio, (ii) a 110% increase in escrow earnings and other interest income resulting from an increase in escrow balances and the escrow earnings rate, (iii) 22% growth in investment sales broker fees due to an increase in investment sale volume and broker fee rate, and (iv) a 28% increase in other revenues due principally to investment management fees recorded in 2018 resulting from the JCR acquisition in the second quarter of 2018. Largely offsetting these increases were a 9%  decrease in gains from mortgage banking activities and a 54% decrease in net warehouse interest income. The decrease in gains from mortgage banking activities was primarily the result of a 14% decrease in Agency loan origination volume, which led to a 15% reduction in gains attributable to MSRs. The decrease in net warehouse interest income was the result of a lower average balance of loans held for investment and a lower net interest spread on loans held for sale.

Total expenses for the nine months ended September 30, 2018 and 2017 were $362.8 million and $337.8 million, respectively. The 7% increase in total expenses was due primarily to increases in personnel expense, amortization and depreciation costs, and other operating expenses. Personnel expenses as a percentage of total revenues increased slightly from 39% in 2017 to 40% in 2018. Personnel expense increased 4% mostly due to an increase in salaries, benefits, stock compensation, and other personnel expenses resulting from a rise in average headcount year over year, partially offset by a decrease in bonus expense and a decrease in commission costs due to lower volumes year over year. Amortization and depreciation costs increased 9% due to an increase in the average balance of MSRs outstanding year over year. Other operating expenses increased 22% largely due to increases in (i) office and travel and entertainment expenses due to the increase in average headcount year over year, (ii) legal costs related to the acquisition of JCR Capital, and (iii) recruiting costs related to our mortgage banker and broker and investment sales broker hiring activity.

Operating margin for the nine months ended September 30, 2018 and 2017 was 29% and 33%, respectively. The decrease in operating margin was due to a 7% increase in total expenses and a 1% increase in total revenues as discussed above.

Third Quarter 2018 Earnings Release

Net income for the nine months ended September 30, 2018 was $115.7 million compared to net income of $112.2 million for the same period last year, a 3% increase. The increase in net income is due to a 41%  decrease in income tax expense, partially offset by a 12% decrease in income from operations. The lower income tax expense is related to a lower Federal statutory income tax rate due to tax reform, as discussed above, partially offset by a decrease in the reduction in income tax expense from excess tax benefits also due to tax reform, from $9.1 million during the nine months ended September 30, 2017 to $6.7 million during the same period in 2018. Diluted earnings per share also increased 3% year over year.

For the nine months ended September 30, 2018 and 2017, adjusted EBITDA was $160.4 million and $146.3 million, respectively. The 10% increase was driven by growth in servicing fees, escrow earnings and other interest income, and other revenues, partially offset by increases in personnel expense and other operating expenses and decreases in net warehouse interest income and origination fees.

For the nine months ended September 30, 2018, return on equity was 18% compared to 23% for the nine months ended September 30, 2017. The decrease is largely related to the small increase in net income, while stockholders’ equity increased $189.7 million over the past year due primarily to the net income recorded over the past 12 months, including the large reduction to the Company’s net deferred tax liabilities in the fourth quarter 2017 due to tax reform, partially offset by share repurchases and dividend payments.

DIVIDENDS AND SHARE REPURCHASES

On October 30, 2018, our Board of Directors declared a dividend of $0.25 per share for the fourth quarter 2018. The dividend will be paid December  4, 2018 to all holders of record of our restricted and unrestricted common stock and restricted stock units as of November 16, 2018.

During the third quarter 2018, we repurchased 75 thousand shares of our common stock at a weighted-average price of $54.01 per share under our 2018 share repurchase program for a total cost of $4.1 million. Of the $50.0 million of repurchase capacity approved by our Board of Directors under the 2018 share repurchase program, we had $45.9 million remaining as of September 30, 2018.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

2  The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.

3  At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as a small number of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk sharing. Accordingly, if the $15 million loan with 50% risk-sharing were to default, we would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

4  Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

5 Includes loans that are not 60+ days delinquent but have defaulted as of both September 30, 2018 and 2017.

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, October 31, 2018 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (877)  876-9174  from within the United States or (785) 424-1672 from outside the United States and are asked to reference the Conference ID: WDQ318. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials related to the conference call will be posted to the Investor Relations section of the Company’s website prior to the call. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

Third Quarter 2018 Earnings Release

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate services and finance companies in the United States providing financing and investment sales to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, has over 700 professionals in 29 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision (benefit) for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as gains attributable to MSRs. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management's discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company's GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company's on-going operating results;
•	the ability to better identify trends in the Company's underlying business and perform related trend analyses; and
•	a better understanding of how management plans and measures the Company's underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with net income. For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and/or legislative changes to Freddie Mac, Fannie Mae or HUD, (3) our ability to retain and attract loan originators and other professionals, and (4) changes

Third Quarter 2018 Earnings Release

in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our most recent Annual Report on Form 10-K and any updates or supplements in our most-recent Quarterly Report on Form 10-Q and our other filings with the SEC. Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Kelsey Duffey	Susan Weber
Vice President, Investor Relations	Chief Marketing Officer
Phone 301.202.3207	Phone 301.215.5515
investorrelations@walkeranddunlop.com	info@walkeranddunlop.com
Phone 301.215.5500 7501 Wisconsin Avenue, Suite 1200E Bethesda, Maryland 20814

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
(in thousands)	(unaudited)	(unaudited)	(unaudited)		(unaudited)
Assets
Cash and cash equivalents	$165,062	$81,531	$193,695	$191,218	$85,363
Restricted cash	16,226	29,986	16,991	6,677	17,179
Pledged securities, at fair value	109,062	105,803	102,059	97,859	95,102
Loans held for sale, at fair value	2,134,190	1,257,256	787,552	951,829	3,275,761
Loans held for investment, net	203,824	130,397	59,886	66,510	152,050
Servicing fees and other receivables, net	49,457	44,804	30,829	41,693	34,476
Derivative assets	28,182	26,632	20,417	10,357	43,853
Mortgage servicing rights	647,188	638,914	631,031	634,756	587,909
Goodwill and other intangible assets	157,077	157,240	124,526	124,543	124,571
Other assets	57,968	88,017	84,291	82,985	84,196
Total assets	$3,568,236	$2,560,580	$2,051,277	$2,208,427	$4,500,460

Liabilities
Accounts payable and other liabilities	$275,460	$188,321	$184,079	$238,538	$255,785
Performance deposits from borrowers	16,122	29,083	16,717	6,461	16,575
Derivative liabilities	524	8,669	7,455	1,850	175
Guaranty obligation, net	44,413	42,470	41,424	41,187	38,300
Allowance for risk-sharing obligations	4,663	4,070	3,058	3,783	3,769
Warehouse notes payable	2,156,999	1,250,642	802,496	937,769	3,305,589
Note payable	163,626	163,704	163,781	163,858	163,935
Total liabilities	$2,661,807	$1,686,959	$1,219,010	$1,393,446	$3,784,128

Equity
Preferred shares	$—	$—	$—	$—	$—
Common stock	304	304	301	300	299
Additional paid-in capital	240,721	234,564	226,332	229,080	225,985
Accumulated other comprehensive income (loss)	(71)	(87)	(34)	93	113
Retained earnings	660,102	633,508	600,257	579,943	484,963
Total stockholders’ equity	$901,056	$868,289	$826,856	$809,416	$711,360
Noncontrolling interests	5,373	5,332	5,411	5,565	4,972
Total equity	$906,429	$873,621	$832,267	$814,981	$716,332
Commitments and contingencies	—	—	—	—	—
Total liabilities and equity	$3,568,236	$2,560,580	$2,051,277	$2,208,427	$4,500,460

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income  and Comprehensive Income

(Unaudited)

	Quarterly Trends					Nine months ended
						September 30,
(in thousands, except per share amounts)	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017	2018	2017
Revenues
Gains from mortgage banking activities	$99,170	$102,237	$81,509	$129,458	$111,304	$282,916	$309,912
Servicing fees	50,781	49,317	48,040	46,713	44,900	148,138	129,639
Net warehouse interest income	3,880	2,392	1,857	6,689	5,358	8,129	17,778
Escrow earnings and other interest income	11,938	9,276	7,348	6,786	5,804	28,562	13,610
Other	18,888	14,982	8,698	17,556	12,370	42,568	33,716
Total revenues	$184,657	$178,204	$147,452	$207,202	$179,736	$510,313	$504,655

Expenses
Personnel	$79,776	$71,426	$55,273	$91,120	$78,469	$206,475	$198,157
Amortization and depreciation	36,739	35,489	33,635	33,705	32,343	105,863	97,541
Provision (benefit) for credit losses	519	800	(477)	(27)	9	842	(216)
Interest expense on corporate debt	2,429	2,343	2,179	2,344	2,555	6,951	7,401
Other operating expenses	14,535	15,176	12,951	13,300	11,664	42,662	34,871
Total expenses	$133,998	$125,234	$103,561	$140,442	$125,040	$362,793	$337,754
Income from operations	$50,659	$52,970	$43,891	$66,760	$54,696	$147,520	$166,901
Income tax expense (benefit)	12,902	11,937	7,184	(32,794)	19,988	32,023	54,621
Net income before noncontrolling interests	$37,757	$41,033	$36,707	$99,554	$34,708	$115,497	$112,280
Less: net income (loss) from noncontrolling interests	41	(79)	(154)	593	330	(192)	114
Walker & Dunlop net income	$37,716	$41,112	$36,861	$98,961	$34,378	$115,689	$112,166
Other comprehensive income (loss), net of tax:
Net change in unrealized gains and losses on pledged available-for-sale securities	16	(53)	(127)	(20)	(2)	(164)	6
Walker & Dunlop comprehensive income	$37,732	$41,059	$36,734	$98,941	$34,376	$115,525	$112,172

Basic earnings per share	$1.24	$1.36	$1.23	$3.30	$1.14	$3.83	$3.74
Diluted earnings per share	$1.17	$1.28	$1.16	$3.06	$1.06	$3.60	$3.49
Cash dividends declared per common share	$0.25	$0.25	$0.25	$—	$—	$0.75	$—

Basic weighted average shares outstanding	30,423	30,248	29,982	30,027	30,085	30,219	30,009
Diluted weighted average shares outstanding	32,245	32,154	31,865	32,293	32,312	32,096	32,170

SUPPLEMENTAL OPERATING DATA

Unaudited

	Quarterly Trends					Nine months ended
						September 30,
(dollars in thousands, except per share data)	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017	2018	2017
Transaction Volume:
Loan Origination Volume by Product Type
Fannie Mae	$1,697,165	$2,269,544	$1,240,502	$2,426,878	$1,389,451	$5,207,211	$5,467,228
Freddie Mac	2,225,089	1,316,491	1,319,977	1,665,787	4,040,985	4,861,557	6,315,369
Ginnie Mae - HUD	197,428	230,710	352,416	483,494	263,714	780,554	874,727
Brokered (1)	2,464,244	1,700,498	1,573,909	2,154,644	1,893,047	5,738,651	5,172,263
Interim Loans	185,765	192,205	24,713	124,810	26,375	402,683	189,562
Total Loan Origination Volume	$6,769,691	$5,709,448	$4,511,517	$6,855,613	$7,613,572	$16,990,656	$18,019,149
Investment Sales Volume	882,100	483,575	337,745	1,456,554	935,960	1,703,420	1,574,515
Total Transaction Volume	$7,651,791	$6,193,023	$4,849,262	$8,312,167	$8,549,532	$18,694,076	$19,593,664

Key Performance Metrics:
Operating margin	27%	30%	30%	32%	30%	29%	33%
Return on equity	17	20	18	55	20	18	23
Walker & Dunlop net income	$37,716	$41,112	$36,861	$98,961	$34,378	$115,689	$112,166
Adjusted EBITDA (2)	58,323	49,969	52,149	54,657	45,000	160,442	146,293
Diluted EPS	1.17	1.28	1.16	3.06	1.06	3.60	3.49

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	43%	40%	37%	44%	44%	40%	39%
Other operating expenses	8	9	9	6	6	8	7
Key Revenue Metrics (as a percentage of loan origination volume):
Origination related fees	0.88%	0.97%	1.08%	1.12%	0.79%	0.96%	0.94%
Gains attributable to MSRs	0.58	0.82	0.72	0.77	0.67	0.70	0.78
Gains attributable to MSRs--Agency (3)	0.96	1.23	1.12	1.16	0.89	1.10	1.11

Other Data:
Market capitalization at period end	$1,650,392	$1,739,097	$1,841,829	$1,469,958	$1,625,634
Closing share price at period end	$52.88	$55.65	$59.42	$47.50	$52.33
Average headcount	687	659	625	622	609

Servicing Portfolio by Product:
Fannie Mae	$34,737,863	$33,606,531	$32,566,330	$32,075,617	$30,005,596
Freddie Mac	29,084,202	28,197,494	27,709,640	26,782,581	25,930,819
Ginnie Mae - HUD	9,775,743	9,653,432	9,634,192	9,640,312	8,878,899
Brokered (4)	6,823,286	6,232,255	5,865,961	5,744,518	5,170,479
Interim Loans	134,592	131,029	60,157	66,963	152,764
Total Servicing Portfolio	$80,555,686	$77,820,741	$75,836,280	$74,309,991	$70,138,557
Assets under management	1,060,543	932,318	155,324	182,175	146,125
Total Managed Portfolio	$81,616,229	$78,753,059	$75,991,604	$74,492,166	$70,284,682

Key Servicing Portfolio Metrics (end of period):
Weighted-average servicing fee rate (bps)	25.0	25.4	25.6	25.7	25.7
Weighted-average remaining term (years)	9.8	9.8	9.8	10.0	9.9

(1)	Brokered transactions for life insurance companies, commercial mortgage backed securities, commercial banks, the JCR separate account, and other capital sources.
(2)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(3)	The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of Agency volume.
(4)	Brokered loans serviced for life insurance companies, commercial mortgage backed securities, commercial banks, and other capital sources.

KEY CREDIT METRICS

Unaudited

	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2018	2018	2018	2017	2017
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$27,432,284	$26,133,613	$25,049,050	$24,173,829	$22,966,583
Fannie Mae Modified Risk	7,234,366	7,352,372	7,389,463	7,491,822	6,858,310
Freddie Mac Modified Risk	53,074	53,083	53,092	53,207	53,217
Total risk-sharing servicing portfolio	$34,719,724	$33,539,068	$32,491,605	$31,718,858	$29,878,110

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$71,213	$120,546	$127,817	$409,966	$180,703
Freddie Mac No Risk	29,031,128	28,144,411	27,656,548	26,729,374	25,877,602
GNMA - HUD No Risk	9,775,743	9,653,432	9,634,192	9,640,312	8,878,899
Brokered	6,823,286	6,232,255	5,865,961	5,744,518	5,170,479
Total non risk-sharing servicing portfolio	$45,701,370	$44,150,644	$43,284,518	$42,524,170	$40,107,683
Total loans serviced for others	$80,421,094	$77,689,712	$75,776,123	$74,243,028	$69,985,793
Interim loans (full risk) servicing portfolio	134,592	131,029	60,157	66,963	152,764
Total servicing portfolio unpaid principal balance	$80,555,686	$77,820,741	$75,836,280	$74,309,991	$70,138,557

Interim Program JV Managed Loans (1)	222,749	119,124	155,324	182,175	146,125

At risk servicing portfolio (2)	$31,152,864	$29,951,211	$28,883,122	$28,058,967	$26,556,339
Maximum exposure to at risk portfolio (3)	6,406,925	6,165,096	5,912,327	5,680,798	5,420,386
60+ day delinquencies, within at risk portfolio (4)	11,103	5,962	5,962	5,962	5,962
At risk loan balances associated with allowance for risk-sharing obligations	11,103	5,962	5,962	5,962	5,962

60+ day delinquencies as a percentage of the at risk portfolio	0.04%	0.02%	0.02%	0.02%	0.02%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.01	0.01	0.01	0.01	0.01
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	42.00	68.27	51.29	63.45	63.22
Allowance for risk-sharing as a percentage of maximum exposure	0.07	0.07	0.05	0.07	0.07
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.77	0.75	0.75	0.79	0.78

(1)

We indirectly share in a portion of the risk of loss associated with these assets through our 15% equity ownership in the Interim Program joint venture. These assets are included as assets under management.

(2)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac loans on which we share in the risk of loss. Use of the at risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(3)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.

(4)	September 30, 2018 and 2017 include loans that are not 60+ days delinquent but have defaulted.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

						Nine months ended September 30,
(in thousands)	Q3 2018	Q2 2018	Q1 2018	Q4 2017	Q3 2017	2018	2017
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$37,716	$41,112	$36,861	$98,961	$34,378	$115,689	$112,166
Income tax expense (benefit)	12,902	11,937	7,184	(32,794)	19,988	32,023	54,621
Interest expense on corporate debt	2,429	2,343	2,179	2,344	2,555	6,951	7,401
Amortization and depreciation	36,739	35,489	33,635	33,705	32,343	105,863	97,541
Provision (benefit) for credit losses	519	800	(477)	(27)	9	842	(216)
Net write-offs	—	—	—	—	—	—	—
Stock compensation expense	7,594	5,332	5,460	5,369	6,508	18,387	15,765
Gains attributable to mortgage servicing rights (1)	(39,576)	(47,044)	(32,693)	(52,901)	(50,781)	(119,313)	(140,985)
Adjusted EBITDA	$58,323	$49,969	$52,149	$54,657	$45,000	$160,442	$146,293

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.